Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156502

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 27, 2009)

PROSPECTUS SUPPLEMENT

CADIZ INC.

825,000 SHARES OF COMMON STOCK INCLUDING 330,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement relates to the offer and sale of up to 825,000 shares of common stock including 330,000 shares of common stock underlying warrants, as described on the cover page of the prospectus dated January 27, 2009, to which this prospectus supplement is attached.  This prospectus supplement describes a temporary reduction of the exercise price of certain Callable Warrants as described hereafter.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

Temporary Reduction of Exercise Price on 165,000 Warrants Issued in 2008 Private Placement.

In November and December 2008 we sold a total of 165,000 units (the “Units”) to certain institutional and other accredited investors in a private placement (the "Private Placement").  Each Unit consisted of three (3) shares of our common stock and two (2) warrants to purchase 1 share of common stock per warrant, with an original exercise price of $12.50 per share (“Warrants”).

One of the two Warrants issued in the Private Placement expires, under its original terms, on the date that is one (1) year from the date of issuance (the "Callable Warrant").  Callable Warrants to purchase an aggregate of 165,000 shares of our common stock were issued in the Private Placement.  The shares of our common stock underlying the Callable Warrants are included in the registration statement of which the prospectus is a part.

On November 17, 2009 we temporarily reduced the exercise price of the Callable Warrants from $12.50 per share to $10.50 per share.  This temporary reduction will expire at 5:00 p.m. Pacific Time on November 24, 2009.  Any Callable Warrants otherwise expiring on or after November 17, 2009 but prior to November 24, 2009 will remain exercisable through November 24, 2009.  After November 24, 2009, the exercise price of the Callable Warrants will return to $12.50 per share during the remaining term, if any, of the Callable Warrants.

Should the Callable Warrants be exercised at the reduced exercise price, the maximum proceeds which we may receive upon exercise of the Callable Warrants will be reduced to $1,732,500 from $2,062,500.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is November 17, 2009